Exhibit 99.1
News Corporation
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N E W S R E L E A S E
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For Immediate Release
Investor Relations Contact: Reed Nolte 212-852-7092
Press Contact: Jack Horner 212-852-7952

News America Incorporated Issues Notice of Optional Redemption of Liquid Yield Option Notes
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NEW YORK, NY, January 25, 2011 - News America Incorporated (the "Company"), a subsidiary of News Corporation, today issued a notice to holders of the Company's Liquid Yield Option Notes (the "Securities") that such holders have the right to tender Securities for cash on the February 28, 2011 holder redemption date.

The Securities were issued pursuant to the Indenture dated as of February 28, 2001, as supplemented (the "Indenture"), among the Company, News Corporation (f/k/a The News Corporation Limited), the guarantors named therein and The Bank of New York Mellon Corporation (f/k/a The Bank of New York) as trustee (the "Trustee"). As of January 24, 2011, approximately 116,463 Securities remain outstanding.

Pursuant to the Indenture, each holder of Securities has the right to tender Securities for purchase by the Company on each of February 28, 2011 and February 28, 2016. For Securities tendered on February 28, 2011, the purchase price shall be equivalent to $706.82 per each $1,000 of the principal amount of the Securities. For Securities tendered on February 28, 2016, the purchase price shall be equivalent to $840.73 per each $1,000 of the principal amount of the Securities.

The Trustee is acting as the Company's paying agent and exchange agent in connection with the holder redemption.

News Corporation (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) had total assets as of September 30, 2010 of approximately US$56 billion and total annual revenues of approximately US$33 billion. News Corporation is a diversified global media company with operations in six industry segments: cable network programming; filmed entertainment; television; direct broadcast satellite television; publishing; and other. The activities of News Corporation are conducted principally in the United States, Continental Europe, the United Kingdom, Australia, Asia and Latin America.